Exhibit 5.1

HART & HART, LLC

ATTORNEYS AT LAW

1624 Washington Street

Denver, CO 80203

harttrinen@aol.com
(303) 839-0061	Fax: (303) 839-5414

June 30, 2026

Flexible Solutions International Inc.

5803 - 52 Ave.

Taber, Alberta

Canada T1G 1W9

Re:	Shelf Registration Statement on Form S-3

This opinion is being furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), including the base prospectus that is part of the Registration Statement (the “ATM Prospectus”), filed by Flexible Solutions International, Inc., an Ontario, Canada corporation (the “Company”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on March 5, 2026 under the Securities Act of 1933, as amended (the “Securities Act”). The ATM Prospectus relates to the sale by the Company of its securities having a total offering prices of up to $50,000,000.

The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements. The Prospectus, as supplemented by the Prospectus Supplements dated June 30, 2026, provided for the issuance and sale by the Company from time to time of up to $18,500,000 shares of the Company’s common stock (the “Shares”), pursuant to an ATM Sales Agreement dated as of June 30, 2026 by and between the Company and Bancroft Capital LLC (the “ATM Sales Agreement”)

In rendering our opinions set forth below, we have reviewed the Registration Statement, the ATM Prospectus, the Prospectus Supplement dated June 30, 2026 and the exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; and (iv) the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

When the Shares have been issued and sold in accordance with the ATM Sales Agreement, and as described in the Registration Statement, the ATM Prospectus and the Prospectus Supplement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, we have assumed that: (i) the Registration Statement (and any applicable post-effective amendment thereto) has become effective under the Securities Act, a Prospectus Supplement has been prepared and filed with the Commission describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such Prospectus Supplement and in compliance with all applicable laws; (ii) the Securities will be duly authorized by all necessary corporate action by the Company and any agreement pursuant to which such Securities may be issued will be duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Company will remain duly organized, validly existing and in good standing under applicable law; and (iv) the Company has reserved a sufficient number of shares of its duly authorized, but unissued, Common Stock as is necessary to provide for the issuance of the shares of Common Stock pursuant to the Registration Statement, the ATM Prospectus and the Prospectus Supplement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to liability where such indemnification or contribution is contrary to public policy. We express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Our opinion expressed herein is limited to the federal laws of the United States and the laws of Ontario, Canada. The opinions expressed herein are based upon such laws as in effect on the date hereof and as of the effective date of the Registration Statement. We do not express any opinion as to the laws of any other jurisdiction. We assume no obligation update, revise or supplement this opinion in the event of future changes in such laws, the interpretations thereof or in the facts or circumstances on which this opinion is based.

Very Truly Yours,

HART & HART, LLC

By	/s/ William T. Hart
William T. Hart